                                                                      EXHIBIT B

===============================================================================

                          AGREEMENT AND PLAN OF MERGER

                            dated as of May 25, 1999

                                     among

                           UNISOURCE WORLDWIDE, INC.,

                          GEORGIA-PACIFIC CORPORATION

                                      and

                           ATLANTA ACQUISITION CORP.

===============================================================================

                               TABLE OF CONTENTS

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                                   ARTICLE 1
                                   The Offer

Section 1.01.  The Offer....................................................   2
Section 1.02.  Company Action...............................................   3

                                   ARTICLE 2
                                  The Merger

Section 2.01.  The Merger...................................................   5
Section 2.02.  Effective Time...............................................   5
Section 2.03.  Closing of the Merger........................................   5
Section 2.04.  Effects of the Merger........................................   5
Section 2.05.  Certificate of Incorporation and Bylaws......................   5
Section 2.06.  Directors....................................................   6
Section 2.07.  Officers.....................................................   6
Section 2.08.  Conversion of Shares.........................................   6
Section 2.09.  Stock Options; Restricted Stock..............................   6
Section 2.10.  Payment Fund.................................................   8
Section 2.11.  Payment Procedures...........................................   9
Section 2.12.  No Further Ownership Rights in Company Common Stock..........   9
Section 2.13.  Dissenting Shares............................................   9
Section 2.14.  Termination of Payment Fund..................................  10
Section 2.15.  No Liability.................................................  10
Section 2.16.  Investment of the Payment Fund...............................  10
Section 2.17.  Lost Certificates............................................  10
Section 2.18.  Withholding Rights...........................................  11
Section 2.19.  Stock Transfer Books.........................................  11


                                  ARTICLE 3
                 Representations and Warranties of the Company


Section 3.01.  Organization and Qualification; Subsidiaries.................  11
Section 3.02.  Capitalization of the Company and its Subsidiaries...........  12
Section 3.03.  Authority Relative to this Agreement.........................  13
Section 3.04.  SEC Reports; Financial Statements............................  14
Section 3.05.  No Undisclosed Liabilities...................................  14
Section 3.06.  Absence of Changes...........................................  15
Section 3.07.  Information Supplied.........................................  17
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Section 3.08.  Consents and Approvals; No Violations........................  17
Section 3.09.  No Default...................................................  18
Section 3.10.  Litigation...................................................  18
Section 3.11.  Compliance with Applicable Law...............................  19
Section 3.12.  Employee Plans...............................................  19
Section 3.13.  Labor Matters................................................  20
Section 3.14.  Environmental Matters........................................  22
Section 3.15.  Taxes........................................................  24
Section 3.16.  Material Contracts...........................................  26
Section 3.17.  Insurance....................................................  27
Section 3.18.  Real Property................................................  27
Section 3.19.  Intellectual Property........................................  27
Section 3.20.  Year 2000....................................................  28
Section 3.21.  Opinion of Financial Advisor.................................  29
Section 3.22.  Brokers......................................................  29
Section 3.23.  Takeover Statute.............................................  29
Section 3.24.  Amendment to Rights Agreement................................  29
Section 3.25.  Break-up Fee.................................................  30

                                   ARTICLE 4
            Representations and Warranties of Parent and Purchaser


Section 4.01.  Organization and Qualification; Subsidiaries.................  30
Section 4.02.  Authority Relative to this Agreement.........................  31
Section 4.03.  SEC Reports; Financial Statements............................  31
Section 4.04.  No Undisclosed Liabilities...................................  32
Section 4.05.  Absence of Changes...........................................  32
Section 4.06.  Information Supplied.........................................  32
Section 4.07.  Consents and Approvals; No Violations........................  33
Section 4.08.  No Default...................................................  33
Section 4.09.  Litigation...................................................  34
Section 4.10.  Compliance With Applicable Law...............................  34
Section 4.11.  Year 2000....................................................  34
Section 4.12.  No Prior Activities..........................................  35
Section 4.13.  Vote Required................................................  35
Section 4.14.  Sufficient Funds.............................................  35
Section 4.15.  Funded Break-up Fee..........................................  35
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                                       ii
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                                   ARTICLE 5
                   Covenants Related to Conduct of Business

Section 5.01.  Conduct of Business of the Company.........................   36
Section 5.02.  Access to Information......................................   39

                                   ARTICLE 6
                             Additional Agreements

Section 6.01.  Preparation of the Proxy Statement.........................   39
Section 6.02.  Meetings...................................................   40
Section 6.03.  Reasonable Best Efforts....................................   40
Section 6.04.  Acquisition Proposals......................................   42
Section 6.05.  Public Announcements.......................................   43
Section 6.06.  Indemnification; Directors' and Officers' Insurance........   44
Section 6.07.  Notification of Certain Matters............................   45
Section 6.08.  Employee Matters...........................................   46
Section 6.09.  Post-Merger Board of Directors.............................   47
Section 6.10.  Fees and Expenses..........................................   48
Section 6.11.  Obligations of Purchaser...................................   48
Section 6.12.  Antitakeover Statutes......................................   48
Section 6.13.  The Unisource Foundation...................................   48

                                   ARTICLE 7
                   Conditions to Consummation of the Merger

Section 7.01.  Conditions to Each Party's Obligations to Effect
                the Merger.................................................  49

                                   ARTICLE 8
                        Termination; Amendment; Waiver


Section 8.01.  Termination by Mutual Agreement.............................  49
Section 8.02.  Termination by Either Parent or the Company.................  49
Section 8.03.  Termination by the Company..................................  50
Section 8.04.  Termination by Parent.......................................  51
Section 8.05.  Effect of Termination and Abandonment.......................  51
Section 8.06.  Amendment...................................................  54
Section 8.07.  Extension; Waiver...........................................  54
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                                   ARTICLE 9
                                 Miscellaneous

Section 9.01.  Nonsurvival of Representations and Warranties...............  54
Section 9.02.  Entire Agreement; Assignment................................  55
Section 9.03.  Notices.....................................................  55
Section 9.04.  Governing Law; Waiver of Jury Trial.........................  56
Section 9.05.  Descriptive Headings........................................  56
Section 9.06.  Parties in Interest.........................................  57
Section 9.07.  Severability................................................  57
Section 9.08.  Specific Performance........................................  57
Section 9.09.  Brokers.....................................................  57
Section 9.10.  Counterparts................................................  58
Section 9.11.  Interpretation..............................................  58
Section 9.12.  Definitions.................................................  58
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                           Glossary of Defined Terms
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Defined Terms                                                   Defined On Page
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Acquisition Proposal.......................................................  58
Antitrust Law..............................................................  41
Assumed Stock Option.......................................................   7
beneficial ownership or beneficially own...................................  59 business day...............................................................  59
Cause......................................................................  59
CERCLA.....................................................................  22
Certificate of Merger......................................................   5
Certificates...............................................................   9
Closing....................................................................   5
Closing Date...............................................................   5
Code.......................................................................   7
Company....................................................................   1
Company Board..............................................................   1
Company Common Stock.......................................................   1
Company Disclosure Schedule................................................  11
Company Employee Benefit Plan..............................................  19
Company Employee Benefit Plans.............................................  19
Company Permits...........................................................   19
Company Real Property Leases...............................................  27
Company Requisite Vote.....................................................  14
Company Rights.............................................................  29
Company SEC Reports........................................................  14
Company Securities.........................................................  12
Company Stock Option.......................................................   7
Company Stockholder Meeting................................................  40
Company Title IV Plans.....................................................  20
Computer Programs..........................................................  28
Confidentiality Agreement..................................................  39
Covered Transactions.......................................................  29
DGCL.......................................................................   1
Directors Restricted Stock Plan............................................   8
Directors' Option Plan.....................................................   8
Dissenting Shares..........................................................   9
DLJ........................................................................   3
DOJ........................................................................  41
Effective Time.............................................................   5
Environmental Costs and Liabilities........................................  22

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Defined Terms                                                   Defined On Page
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Environmental Law..........................................................  22
ERISA Affiliate............................................................  20
Exchange Act...............................................................   4
Expenses...................................................................  48
FTC........................................................................  41
Funded Break-up Fee........................................................  35
GAAP.......................................................................  14
Good Reason................................................................  59
Governmental Entity........................................................  17
Hazardous Material.........................................................  22
HSR Act....................................................................  17
ICP........................................................................   8
Indemnified Parties........................................................  44
Indemnified Party..........................................................  44
Intellectual Property......................................................  28
know or knowledge..........................................................  60
Law........................................................................  18
Lien.......................................................................  13
Material Adverse Effect....................................................  60
Merger.....................................................................   1
Merger Consideration.......................................................   6
Minimum Condition..........................................................   2
Multiemployer Plan.........................................................  19
Offer......................................................................   1
Offer Documents............................................................   3
Offer to Purchase..........................................................   3
Option Plan................................................................   6
OSHA.......................................................................  22
Parent.....................................................................   1
Parent Acquisition Proposal................................................  60
Parent Common Stock........................................................   7
Parent Disclosure Schedule.................................................  30
Parent Permits.............................................................  34
Parent SEC Reports.........................................................  31
Paying Agent...............................................................   8
Payment Fund...............................................................   8
Per Share Amount...........................................................   1
person.....................................................................  60
Proxy Statement............................................................  17
Release....................................................................  22
Remedial Action............................................................  23
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Defined Terms                                                   Defined On Page
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Rights Agreement...........................................................  29
RSP........................................................................  46
Schedule 14D-1.............................................................   3
Schedule 14D-9.............................................................   4
SEC........................................................................   3
Shares.....................................................................   1
Significant Subsidiary.....................................................  12
subsidiary.................................................................  60
Superior Proposal..........................................................  42
Surviving Corporation......................................................   5
Takeover Statutes..........................................................  29
Tax Returns................................................................  26
Taxes......................................................................  26
Termination Date...........................................................  50
UGI Merger Agreement.......................................................  30
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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 25, 1999, is among UNISOURCE WORLDWIDE, INC., a Delaware corporation (the "Company"), GEORGIA-PACIFIC CORPORATION, a Georgia corporation ("Parent"), and ATLANTA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser will make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Common Stock, par value $.001 per share, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as the "Shares") for $12.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of the Company (the "Company Board") has by the unanimous vote of all directors present and voting approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("DGCL") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                   ARTICLE 1

                                   The Offer

     Section 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01, 8.02, 8.03 or 8.04 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the satisfaction of (i) the condition (the "Minimum Condition") that at least the number of Shares that when added to the Shares already owned by Parent shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that, the Purchaser will not (i) decrease the Per Share Amount, (ii) reduce the number of Shares sought in the Offer, (iii) add to the conditions to the Offer set forth in Annex A hereto, (iv) change the form of consideration to be paid in the Offer or (v) make any other change in the terms of the Offer that is adverse to holders of Shares. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to each seller in cash, upon the terms and subject to the conditions of the Offer. Notwithstanding the foregoing, without the consent of the Company, Purchaser shall have the right to extend the Offer (but in no event later than the Termination Date) (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law and (iii) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with the Shares then owned by Parent, represents more than 80% but less than 90% of the outstanding Shares on a fully-diluted basis. If all of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, subject to Section 8.04(b), Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived. Upon the terms and subject to the conditions of the Offer, Purchaser shall accept for payment Shares that have been validly tendered and not withdrawn pursuant to the

Offer at the earliest time that all conditions to the Offer shall have been satisfied or waived by Purchaser. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-1"), with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and the related form of letter of transmittal and any related summary advertisement (the
Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall become false or misleading, and Parent and Purchaser shall take all steps necessary to cause the Schedule 14D-1, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents (and any amendments thereto) prior to their being filed with the SEC or disseminated to the holders of Shares. Parent and Purchaser shall provide the Company and its counsel with any comments or other communications, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments or other communications.

     Section 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held on May 24, 1999, has, by the unanimous vote of all directors present and voting, (A) determined that this Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the holders of the Shares, (B) approved and declared advisable this Agreement and the transactions contemplated hereby and (C) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the transactions contemplated hereby. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Company Board a written opinion that the Per Share Amount to be received by the holders of Shares (other than Parent and its subsidiaries) pursuant to the Offer and the Merger is fair to the holders of the Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in the first sentence of this Section 1.02(a).

     (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendation of the Company Board described in Section 102, and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 under the Exchange Act of 1934, as amended (the "Exchange Act") and any other applicable Law. The Company, Parent and Purchaser shall correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall become false or misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 (and any amendments thereto) prior to its being filed with the SEC. The Company shall provide Parent, Purchaser and their counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments or other communications.

     (c) The Company (i) shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares and (ii) shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request in connection with the Offer.



                                   ARTICLE 2

                                   The Merger

     Section 2.01. The Merger. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Purchaser shall be merged with and into the Company in the Merger. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease.

     Section 2.02. Effective Time. Subject to the provisions of this Agreement, Parent, Purchaser and the Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date (as hereinafter defined). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     Section 2.03. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or at such other time, date or place as agreed to in writing by the parties hereto.

     Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.05. Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of the Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.06. Directors. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Section 2.07. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Section 2.08. Conversion of Shares. (a) At the Effective Time, each outstanding share of Common Stock, par value $.01 per share, of Purchaser shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into one fully paid and non-assessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

     (b) At the Effective Time, each Share, including the corresponding Company Rights (as hereinafter defined), issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company, (ii) Shares held by Parent or any of its subsidiaries (as hereinafter defined) and (iii) any Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into and exchangeable for the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in
Section 211, of the Certificate (as hereinafter defined) that formerly represented such Share.

     (c) At the Effective Time, each Share held by Parent, each subsidiary of Parent or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, any subsidiary of Parent or the Company be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     Section 2.09. Stock Options; Restricted Stock. (a) As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Company Board administering Company's Stock Option Plan for Employees, as amended and restated as of January 28, 1998 (the "Option Plan"), shall take such action as may be required to effect the following provisions of this Section 2.09. At the Effective Time each (A) unvested option and (B) vested option whose exercise price immediately prior to the Effective Time equals or exceeds $12.00, in each case to purchase Shares pursuant to the Option Plan (a "Company Stock Option"), which is then outstanding shall be assumed by Parent and converted into an option (or a new substitute option shall be granted) (an "Assumed Stock Option") to purchase the number of shares of Georgia-Pacific Corporation-Georgia-Pacific Group common stock, par value $.80 per share ("Parent Common Stock") (rounded up to the nearest whole share) equal to (x) the number of Shares subject to such option multiplied by (y) the Merger Consideration divided by the closing price (as reported in the New York City edition of the Wall Street Journal, or if not reported therein, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) the Merger Consideration divided by the closing price (as reported in the New York City edition of the Wall Street Journal, or if not reported therein, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time; provided, however, that in the case of any Company Stock Option which is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above each Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the converted Company Stock Option immediately prior to the Effective Time; provided, however, that if the employment of any holder of an Assumed Stock Option is terminated by the Company other than for cause after the Effective Time, all Assumed Options held by such holder shall be 100% vested and remain exercisable until the earlier of (x) 90 days beginning on the date of such termination and (y) the expiration of the term of the Assumed Option.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Option Plan and the agreements evidencing the grants of such Company Stock Options and indicating that such Company Stock Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by the terms thereof or by this Section 2.09).

     (c) Parent shall take such actions as are reasonably necessary for the conversion of Company Stock Options into Assumed Stock Options pursuant to this
Section 2.09, including the reservation, issuance and listing of shares of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.09. Parent shall use its reasonable best efforts to prepare and file with the SEC as soon as practicable after the Effective Time a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement covering such Assumed Stock Options (and to maintain the current status of the prospectus contained therein) for so long as any of such Assumed Stock Options remain outstanding.

     (d) At the Effective Time, each vested option to purchase Shares under the Option Plan whose exercise price immediately prior to the Effective Time is less than $12.00 and each option to purchase Shares under the Company's Directors' Stock Option Plan, as amended and restated as of January 28, 1998 (the "Directors' Option Plan"), whether vested or unvested, shall be canceled, and Parent shall pay each holder thereof in cash at the Effective Time for each such option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such option by (B) the number of Shares to which such option relates.

     (e) At the Effective Time, any restricted Shares or share units awarded pursuant to any plan, arrangement or transaction, including the Restricted Stock Plan for Directors, as amended and restated on January 28, 1998 (the "Directors Restricted Stock Plan"), and the Company's Incentive Compensation Plan, as amended and restated as of January 28, 1998 (the "ICP"), outstanding immediately prior to the Effective Time shall be cancelled, and Parent shall pay to each holder thereof in cash at the Effective Time for each such restricted Share or share unit an amount determined by multiplying (A) the Merger Consideration by
(B) the number of such restricted Shares or share units held by such holder.

     (f) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Option Plan, the Directors' Option Plan, the Directors' Restricted Stock Plan and the ICP) that are necessary to give effect to the transactions contemplated by this Section 2.09.

     Section 2.10. Payment Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder for the purpose of exchanging the Merger Consideration for Shares (the "Paying Agent"). Prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of holders of Shares, cash sufficient to pay the Merger Consideration payable pursuant to
Section 2.08 in exchange for outstanding Shares. Such cash deposited with the Paying Agent shall hereinafter be referred to as the "Payment Fund."

     Section 2.11. Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares ("Certificates") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in payment therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2. No interest will be paid or will accrue on any cash payable pursuant to Section 2.08. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a check in the proper amount of the Merger Consideration payable pursuant to
Section 2.08 may be issued with respect to such Shares to such a transferee if a Certificate or Certificates representing such Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Section 2.12. No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of the Shares in accordance with the terms of Article 1 and this Article 2 shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

     Section 2.13. Dissenting Shares. (a) Notwithstanding any other provisions of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.11, of the Certificate or Certificates that formerly represented such shares of Company Common Stock.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 2.14. Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.08 and Section 2.11. Any such portion of the Payment Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as hereinafter defined)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto.

     Section 2.15. No Liability. None of Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     Section 2.16. Investment of the Payment Fund. The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     Section 2.17. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in payment for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

     Section 2.18. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Law relating to Taxes. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     Section 2.19. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby.



                                   ARTICLE 3

                 Representations and Warranties of the Company

     Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly-numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to each of Parent and Purchaser as follows:

     Section 3.01. Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries (as hereinafter defined) is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

     (b) Section 3.01 of the Company Disclosure Schedule identifies all subsidiaries of the Company.

     (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) The Company has heretofore made available to Parent accurate and complete copies of the certificate of incorporation and bylaws or equivalent constituent documents, as currently in effect, of each of the Company and each of its subsidiaries which on the date of determination is a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act ("Significant Subsidiary").

     Section 3.02. Capitalization of the Company and its Subsidiaries. (a) The authorized capital stock of the Company consists of: (i) 250,000,000 Shares, of which 70,218,397 Shares were issued and outstanding and 3,052 shares of which were held in the Company's treasury, in each case, as of the close of business on May 21, 1999, and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, no shares of which are outstanding. All of the issued and outstanding Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of May 21, 1999, 5,176,485 Shares were issuable pursuant to awards that have been granted under the Directors Restricted Stock Plan, the Option Plan and the Directors' Option Plan. Except for the Company Rights and as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

     (b) All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation

(whether or not contingent) providing for the issuance or sale, directly or indirectly, of, or granting a right of first refusal, first negotiation, last look or similar right with respect to, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     Section 3.03. Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (b) The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Offer and the Merger, contemplated hereby and, subject to Section 6.04(b), has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to and in the best interests of the Company and its stockholders, and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

     Section 3.04. SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the SEC since November 1,

1996, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended September 30, 1997 and 1998 and its Form 10 filed November 26, 1996, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1997, and (iii) all other reports or registration statements filed by the Company with the SEC since November 1, 1996 (the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     Section 3.05. No Undisclosed Liabilities. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, other than liabilities or obligations provided for in the consolidated balance sheet of the Company (including the notes thereto) as of September 30, 1998, liabilities or obligations under this Agreement and liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 3.06. Absence of Changes. Except as and to the extent publicly disclosed in the Company SEC Reports or as expressly permitted by Section 5.01, since September 30, 1998, the Company and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

     (a) any event, occurrence or development which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than payment of the Company's regular quarterly cash dividend on Company Common Stock), or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any Company Securities;

     (c) any amendment of any term of any outstanding security of the Company or any subsidiary of the Company that would materially increase the obligations of the Company or such subsidiary under such security;

     (d) (x) any incurrence or assumption by the Company or any subsidiary of the Company of any indebtedness for borrowed money, other than borrowings under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) that are incurred (A) in the ordinary and usual course of business consistent with past practice (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary and usual course of business consistent with past practice) or (B) in connection with (1) any acquisition or capital expenditure permitted by Section 501 or (2) the transactions contemplated hereby, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company or any subsidiary of the Company for the obligations of any other person (other than the Company or any wholly owned subsidiary of the Company), other than in the ordinary and usual course of business consistent with past practice;

     (e) any creation or assumption by the Company or any subsidiary of the Company of any Lien on any material asset of the Company or any subsidiary of the Company other than in the ordinary and usual course of business consistent with past practice;

     (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary of the Company other than (i) loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company or (ii) loans or advances to employees of the Company or any subsidiary made in the ordinary and usual course of business consistent with past practice;

     (g) (i) any contract or agreement entered into by the Company or any subsidiary of the Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business other than in the ordinary course of business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h) any material change in any method of accounting or accounting principles or practice by the Company or any subsidiary of the Company, except for any such change required by reason of a change in GAAP; or

     (i) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries, (ii) entering into of any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries other than, in the case of clause (i) with respect to non-executive employees and clause (iv) only, in the ordinary course of business consistent with past practice.

     Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents or any amendments or supplements thereto to be filed with the SEC by Parent in connection with the Offer will, at the time filed with the SEC, at the time mailed to holders of Shares and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii)(x) the proxy statement (the "Proxy Statement") or any amendments or supplements thereto relating to the Company Stockholder Meeting will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting or (y) the Schedule 14D-9 or any amendments or supplements thereto will, at the time filed with the SEC and at the time mailed to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, (i) the Schedule 14D-9 or the Proxy Statement, such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company or (ii) the Offer Documents, the Company shall promptly notify Parent and provide Parent with such information as is necessary to allow Parent to prepare such amendment and supplement. The Schedule 14D-9 and the Proxy Statement, and any amendment or supplement thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.08. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 3.08 to the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or other third party is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 3.09. No Default. Neither the Company nor any of its subsidiaries are in violation of any term of (i) its certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation enacted by a Governmental Entity ("Law") applicable to the Company, its subsidiaries or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to (A) have, in the case of (ii) or (iii), individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the performance of this Agreement by the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not

(i) violate the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries, (ii) violate or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, any agreement, note, bond, mortgage, indenture, contract, lease, Company Permit (as hereinafter defined) or other obligation or right to which the Company or any of its subsidiaries is a party or by which any of the assets or properties of the Company or any of its subsidiaries is bound, (iii) violate any applicable Law, or (iv) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries, except, in the case of clauses (ii) through
(iv) only, where any of the foregoing do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 3.10. Litigation. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action or proceeding pending or, to the Company's knowledge, threatened, nor to the knowledge of the Company, is there any investigation pending or threatened, against the Company or any of its subsidiaries or any of their respective properties or assets which (a) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or
(b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or is reasonably likely to otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.11. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 3.12. Employee Plans. (a) Section 3.12(a) of the Company Disclosure Schedule lists all material "employee benefit plans," as defined in
Section 3(3) of ERISA, including any "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan") and all other material employee benefit plans or other benefit arrangements, including, without regard to materiality, all executive compensation, directors' benefit, bonus or other incentive compensation, change in control, severance and deferred compensation plans which the Company or any of its subsidiaries maintains, contributes to or has any obligation to or liability for (each a "Company Employee Benefit Plan" and collectively, the "Company Employee Benefit Plans").

     (b) True, correct and complete copies of each Company Employee Benefit Plan (and, where applicable, the most recent summary plan description, actuarial report, determination letter, most recent Form 5500 and trust agreement) have been made available to Parent for review prior to the date hereof.

     (c) As of the date hereof, (i) all payments required to be made by or under any Company Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been made; (ii) the Company and its subsidiaries have performed all material obligations required to be performed by them under any Company Employee Benefit Plan; (ii) the Company Employee Benefit Plans have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Company Employee Benefit Plan; and (v) the Company and its subsidiaries have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty.

     (d) None of the Company Employee Benefit Plans is subject to Title IV of ERISA (the "Company Title IV Plans") and, as of the most recent plan valuation date, the "accumulated benefit obligations", and the "projected benefit obligations" of each Company Title IV Plan that is currently sponsored by the Company or any trades or businesses (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") using the actuarial assumptions used by each such plan's actuary for FAS 87 purposes, does not exceed the fair market value of the assets of each such Plan.

     (e) The Company and its subsidiaries have not incurred any material withdrawal liability with respect to any Company Benefit Plan which is a Multiemployer Plan.

     (f) Each of the Company Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so "qualified" and the Company knows of no fact which would adversely affect the qualified status of any such plan.

     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

     Section 3.13. Labor Matters. (a) Section 3.13 of the Company Disclosure Schedule sets forth a list of all material employment, labor or collective bargaining agreements to which the Company or any subsidiary of the Company is party and except as set forth therein, there are no material employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. The Company has heretofore made available to Parent true and complete copies of the (A) employment agreements listed on Section 3.13 of the Company Disclosure Schedule and the (B) labor or collective bargaining agreements listed on Section 3.13 of the Company Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

     (b) (i) No employees of the Company or any of its subsidiaries are represented by any material labor organization; no material labor organization or group of employees of the Company or any of its subsidiaries has made a pending written demand for recognition or certification; and, to the Company's knowledge, there are no material representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company's knowledge, there are no material organizing activities involving the Company or any of its Subsidiaries presently being engaged in by any labor organization or group of employees of the Company or any of its subsidiaries;

     (ii) There are no strikes, work stoppages, unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries other than any such charges, grievances or complaints which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

     (iii) There are no complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries other than any such complaints, charges or claims which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) The Company and each of its subsidiaries is in compliance with all Laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes other than any such non-compliance which does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 3.14.  Environmental Matters.  (a) For purposes of this Agreement:

     (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and cost to clean up, remove, treat, or in any other way address any Hazardous Materials (as hereinafter defined)) arising from, under or pursuant to any Environmental Law (as hereinafter defined);

     (ii) "Environmental Law" means any applicable federal, state, local or foreign law (including common law), statute, rule, regulation, ordinance, decree or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (as hereinafter defined) and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (33 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto as such laws have been and may be amended or supplemented through the Closing Date;

     (ii) "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls;

     (iv) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property currently or formerly owned, operated or leased by the applicable party or its subsidiaries; and

     (v) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (A) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

     (b) Except as disclosed in the Company SEC Reports or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

     (i) The operations of the Company and its subsidiaries have been and are in compliance with all Environmental Laws, and the Company is not aware of any facts, circumstances or conditions, which would prevent compliance in the future;

     (ii) The Company and its subsidiaries have obtained and are in compliance with all permits, authorizations, licenses or similar approvals required under applicable Environmental Laws for the operations of their respective businesses;

     (iii) The Company and its subsidiaries are not subject to any outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

     (iv) Neither the Company nor any of its subsidiaries has any actual or contingent liability , and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability in connection with the Release of any Hazardous Material (whether on-site or off-site) nor have such entities incurred or do such entities reasonably expect to incur any Environmental Costs and Liabilities;

     (v) The operations of the Company or its subsidiaries do not involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

     (vi) No judicial or administrative proceedings are pending or, to the Company's knowledge, threatened against the Company or its subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and no claim, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigations, actions, suits or proceedings are pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries under Environmental Laws; and

     (vii) The Company has made available to Parent copies of all environmentally related assessments, audits, investigations, sampling or similar reports of which the Company has knowledge relating to the Company or its subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company or its subsidiaries.

     Section 3.15. Taxes. Except as disclosed on Section 3.15 of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (a) Each of the Company and each subsidiary has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a subsidiary, have been timely paid.

     (b) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any subsidiary.

     (c) The Federal income Tax Returns of the Company and each subsidiary have been examined by and settled with the United States Internal Revenue Service (or the applicable statue of limitations has expired) for all years through 1990.

     All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

     (d) Neither the Company nor any subsidiary has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

     (e) Neither the Company nor any subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

     (f) Since December 31, 1984, neither the Company nor any subsidiary has been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

     (g) No audit or other administrative or court proceedings are pending with respect to Federal income or state income or franchise Taxes of the Company or any subsidiary and no notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Federal income or state income or franchise Tax audit that could be material and adverse to the Company or any subsidiary for any period after the Effective Time.

     (h) No claim has been made by a taxing authority in a jurisdiction where neither the Company nor any subsidiary files state income or franchise Tax Returns that the Company or any subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

     (i) Neither the Company nor any subsidiary is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) of the Code.

     (j)  The Company has made available to Parent true and complete copies of
(i) all Federal income Tax Returns of the Company and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Federal income Taxes of the Company or any subsidiary.

     (k) Neither the Company nor any subsidiary (or any employee, officer or director thereof) has taken or agreed to take any action that could reasonably be expected to give rise to any liability of the Company under Section V of the Tax Sharing and Indemnification Agreement dated as of November 20, 1996 between Alco Standard Corporation and the Company.

     (l) Other than with respect to Mexico, Canada or any country in which the Company's international division operates, the Company does not currently have, and since December 31, 1996 has not had, a permanent establishment in any foreign country as defined in any applicable tax treaty or convention between the United States and any such foreign country.

     (m) Since December 31, 1996, The Unisource Foundation has filed all appropriate Tax Returns and such Tax Returns, when filed, were true, complete and correct in all material respects. Since December 31, 1996, neither The Unisource Foundation nor any manager thereof has engaged in any acts of self-dealing as defined in Section 4941 of the Code; provided, however, that it is acknowledged that The Unisource Foundation has made contributions to organizations the board of trustees, board of directors or officers of which included members of the board of trustees, board of directors, contribution committee members or officers of The Unisource Foundation and such contributions shall not, for the purposes of this Section 3.15(m), constitute self-dealing.

     (n)  For purposes of this Agreement:

    "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes (including, without limitation, the Tax Sharing and Indemnification Agreement dated as of November 20, 1996, between Alco Standard Corporation and the Company), including all interest, penalties and additions imposed with respect to such amounts.

    "Tax Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

     Section 3.16. Material Contracts. All of the material contracts of the Company and its subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect. Neither the Company nor any of its subsidiaries nor any other party is in breach of or in default under any such contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No contract exists which restricts or limits, or purports to restrict or limit, the ability of the Company or any of its subsidiaries from (i) purchasing from or selling to any person paper or tissue products or other supplies except for any such contract that the Company may cancel with not more than 90 days' notice, or (ii) competing in any line of business or with any person or in any geographic area or during any period of time.

     Section 3.17. Insurance. The insurance policies maintained by the Company or any of its subsidiaries have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound, and provide coverage for the operations conducted by the Company and its subsidiaries of a reasonably prudent scope and coverage.

     Section 3.18.  Real Property.

     (a) Section 3.18 of the Company Disclosure Schedule sets forth all of the material real property owned in fee by the Company and its subsidiaries. Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) taxes and general and special assessments not in default and payable without penalty and interest, and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

     (b) Section 3.18 of the Company Disclosure Schedule sets forth all material leases, subleases and other agreements (the "Company Real Property Leases") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. Each Company Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. The consummation of the transactions contemplated by this Agreement will not result in any termination event or condition or default of a material nature on the part of the Company or any such subsidiary under any Company Real Property Lease.

     Section 3.19.  Intellectual Property.

     (a) The Company and its subsidiaries own or possess adequate licenses or other valid rights to use all material Intellectual Property used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted.

     (b) No current or prior use of any Intellectual Property by the Company and its subsidiaries infringes on or otherwise violates the rights of any person and such use is and has been in accordance with all applicable licenses, pursuant to which the Company or any of its subsidiaries acquired the right to use such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) No Intellectual Property owned/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, "Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, brand names, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, patent rights and trade secrets; writings and other works, whether copyrightable or not, in any jurisdiction; and any similar intellectual property or proprietary rights.

     Section 3.20. Year 2000. (a) Except as disclosed in the Company SEC Reports, the Computer Programs (as hereinafter defined), computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used by the Company or by any of its subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

     (b) Neither the Company nor any of its subsidiaries has made other representations or warranties to third parties regarding the ability of any product or service sold, licensed, rendered or otherwise provided by the Company or by any of its subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries. For the purposes of this Agreement, "Computer Programs" means (i) any and all material computer software programs, including all source and object code; (ii) material databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) material billing, reporting, and other management information systems; (iv) all material descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) all material content contained on any Internet site(s); and (vi) all material documentation, including user manuals and training materials, relating to any of the foregoing.

     Section 3.21. Opinion of Financial Advisor. DLJ has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Shares from a financial point of view, and such opinion has not been withdrawn or modified.

     Section 3.22.  Brokers.   No broker, finder or investment banker (other
than DLJ, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

     Section 3.23. Takeover Statute. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover Laws and regulations of any state (collectively, "Takeover Statutes"), including, without limitation, Section 203 of the DGCL, or any antitakeover provision in the Company's certificate of incorporation or bylaws. The provisions of Section 203 of DGCL do not apply to the Covered Transactions as they have been approved by the Company Board.

     Section 3.24. Amendment to Rights Agreement. The Company Board has taken all necessary action (including any amendment thereof) under the Rights Agreement, dated as of December 30, 1996, between the Company and National City Bank, as Rights Agent (the "Rights Agreement"), so that none of the execution or delivery of this Agreement, the purchase of Shares pursuant to the Offer in accordance with Article 1, the payment of the Merger Consideration in accordance with Article 2 or any other transaction contemplated hereby will cause (i) the rights (the "Company Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (ii) Parent or Purchaser to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event. The Company Board has amended the Rights Agreement in order to provide that the transactions contemplated by the Agreement and Plan of Merger dated as of February 28, 1999 among the Company, UGI Corporation and Vulcan Acquisition Corp. (the "UGI Merger Agreement") are no longer exempt from causing (x) the Company Rights to become exercisable under the Rights Agreement, (y) UGI Corporation or Vulcan Acquisition Corp. from being deemed an "Acquiring Person" or (z) the "Stock Acquisition Date" to occur.

     Section 3.25. Break-up Fee. The Company has paid to UGI Corporation an amount equal to $25,000,000 in consideration of its obligation pursuant to
Section 8.5(b) of the UGI Merger Agreement. The Company has terminated the UGI Merger Agreement.

                                   ARTICLE 4

             Representations and Warranties of Parent and Purchaser

     Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly-numbered representation and warranty or covenant to the extent specified therein), Parent and Purchaser hereby represent and warrant to the Company as follows:

     Section 4.01. Organization and Qualification; Subsidiaries. (a) Parent and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.

     (b) Section 4.01 of the Parent Disclosure Schedule identifies all subsidiaries of Parent.

     (c) Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (d) Parent has heretofore made available to Company accurate and complete copies of the certificate of incorporation and bylaws or equivalent constituent documents, as currently in effect, of each of Parent and its subsidiaries which on the date of determination is a Significant Subsidiary and of Purchaser.

     Section 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes a valid, legal and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 4.03. SEC Reports; Financial Statements. (a) Parent has filed all required forms, reports and documents with the SEC since January 1, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore made available to the Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1996, 1997 and 1998, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1996, and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1996 (the "Parent SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     Section 4.04. No Undisclosed Liabilities. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports or as disclosed in
Section 4.05 of the Parent Disclosure Schedule, none of Parent or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, other than liabilities or obligations provided for in the consolidated balance sheet of Parent (including the notes thereto) as of December 31, 1998, liabilities or obligations under this Agreement and liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 4.05. Absence of Changes. Except as and to the extent publicly disclosed in the Parent SEC Reports, since December 31, 1998, Parent and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been any event, occurrence or development which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 4.06. Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 or any amendments or supplements thereto will, at the time filed with the SEC, at the time mailed to holders of Shares and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, (i) the Proxy Statement or the Schedule 14D-9, Parent shall promptly so advise the Company and provide to the Company such information as necessary to allow the Company to prepare such amendment or supplement or (ii) the Offer Documents, such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Offer Documents and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.07. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in
Section 4.07 to the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity or other third party is necessary for the execution and delivery by Parent or Purchaser of this Agreement or the consummation by Parent or Purchaser of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 4.08. No Default. Neither Parent nor any of its subsidiaries are in violation of any term of (i) its certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to Parent, its subsidiaries or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to (A) have, in the case of (ii) or (iii) individually or in the aggregate, a Material Adverse Effect on Parent or (B) prevent or materially delay the performance of this Agreement by Parent or Purchaser. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate the certificate of incorporation, bylaws or other organizational documents of Parent or any of its subsidiaries, (ii) violate or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, any agreement, note, bond, mortgage, indenture, contract, lease, Parent Permit (as hereinafter defined) or other obligation or right to which Parent or any of its subsidiaries is a party or by which any of the assets or properties of Parent or any of its subsidiaries is bound, (iii) violate any applicable Law, or (iv) result in the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its subsidiaries, except, in the case of clauses (ii) through (iv) only, where any of the foregoing do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 4.09. Litigation. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, there is no suit, claim, action or proceeding pending or, to Parent's knowledge, threatened, nor to the knowledge of Parent, is there any investigation pending or threatened, against Parent or any of its subsidiaries or any of their respective properties or assets which
(a) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or is reasonably likely to otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have a Material Adverse Effect on Parent.

     Section 4.10. Compliance With Applicable Law. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The businesses of Parent and its subsidiaries are not being conducted in violation of any Law applicable to Parent or its subsidiaries except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 4.11. Year 2000. (a) Except as disclosed in the Parent SEC Reports, the Computer Programs, computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used by Parent or by any of its subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

     (b) Neither Parent nor any of its subsidiaries has made other representations or warranties to third parties regarding the ability of any product or service sold, licensed, rendered or otherwise provided by Parent or by any of its subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

     Section 4.12. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Purchaser has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

     Section 4.13. Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to approve any of the transactions contemplated hereby.

     Section 4.14. Sufficient Funds. As of the Closing Parent will have sufficient available funds to pay in cash the Merger Consideration payable by it pursuant to this Agreement. As of the closing of the Offer, Parent will have sufficient available funds to pay in cash the amount required to purchase all Shares validly tendered and not withdrawn.

     Section 4.15. Funded Break-up Fee. Parent has paid to the Company, immediately prior to the execution of this Agreement, an amount equal to $25,000,000 (the "Funded Break-up Fee") in order to reimburse the Company for the amount paid by the Company pursuant to Section 8.5(b) of the Agreement and Plan of Merger dated as of February 28, 1999 among the Company, UGI Corporation and Vulcan Acquisition Corp.



                                   ARTICLE 5

                    Covenants Related to Conduct of Business

     Section 5.01. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company covenants and agrees that it will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Company Disclosure Schedule, prior to the Effective Time, the Company will not, nor will any of its subsidiaries, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

     (a) amend its certificate of incorporation or bylaws (or other similar governing instrument) or in the case of the Company amend, modify or terminate the Rights Agreement;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except (i) for the issuance or sale of shares pursuant to outstanding stock options as set forth in Section 5.01(b) of the Company Disclosure Schedule, or (ii) the issuance of other shares of Company Common Stock upon the exercise of outstanding securities convertible into or exchangeable for such shares;

     (c) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except, for the payment of regular quarterly cash dividends with usual record and payment dates in accordance with past dividend practice, in the case of the Company not to exceed $.05 per share of Company Common Stock, (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries (including in the case of the Company redeeming any Rights);

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

     (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

     (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and except for obligations of the wholly owned subsidiaries; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to its wholly owned subsidiaries or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of its capital stock or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

     (g) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option stock, appreciation right, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary and usual course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

     (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to it and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

     (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

     (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

     (k) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any of the Company Contracts or the agreements referred to in Section 3.18; (iii) authorize new capital expenditures not provided for in the Company's annual budget which, in the aggregate, are in excess of $5,000,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

     (l) make or revoke any tax election or settle or compromise any tax liability material to it and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

     (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities incurred in the ordinary and usual course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party;

     (n) settle or compromise any material pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (o) enter into any agreement or arrangement that limits or otherwise restricts it or any of its subsidiaries or any successor thereto or that is reasonably likely to, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

     (p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through 5.01(o) or any action which would make any of its representations or warranties contained in this Agreement
(i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue or incorrect in any material respect.

     Section 5.02. Access to Information. (a) Between the date hereof and the Effective Time, the Company shall give the Parent and Parent's authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all its and its subsidiaries' employees, plants, offices, warehouses and other facilities and to all its and its subsidiaries' books and records and will permit Parent to make such inspections as Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business, properties and personnel and its subsidiaries as Parent may from time to time reasonably request, provided that no investigation pursuant to this Section 5.02(a) shall affect or be deemed to modify any of the representations or warranties contained herein.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent at the earliest time they are available, such quarterly and annual financial statements as are prepared for its Company SEC Reports which shall be in accordance with such entity's books and records.

     (c) Each of the Company and Parent will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the other in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated May 13, 1999 (the "Confidentiality Agreement").



                                   ARTICLE 6

                             Additional Agreements

     Section 6.01. Preparation of the Proxy Statement. (a) To the extent required to effect the Merger, the Company will, as promptly as practicable, prepare and file with the SEC the Proxy Statement in connection with the Company Requisite Vote with respect to the Merger. The Company shall use its reasonable efforts to cause the Proxy Statement to be "cleared" by the SEC for mailing to the stockholders of the Company as promptly as practicable after the filing thereof. Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions. Subject to Section 6.04, the Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of this Agreement. Parent shall have the right to review the Proxy Statement and comment thereon before it is filed with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

     (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article 7, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     Section 6.02. Meetings. To the extent required to effect the Merger, the Company shall take all lawful action to (i) cause a special meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable after the closing of the Offer for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement. Subject to Section 6.04, the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so). To the extent permitted by applicable Law, Parent and Purchaser each agree to vote all Shares beneficially owned by them in favor of the Merger.

     Section 6.03. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer and the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and (b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
6.03 shall (i) limit a party's right to terminate this Agreement pursuant to
Section 8.02(i) so long as such party has up to then complied in all material respects with its obligations under this Section 6.03 or (ii) require Parent or the Company to dispose or hold separate any part of its business or operations or agree not to compete in any geographic area or line of business.

     Section 6.04. Acquisition Proposals. (a) From the date hereof until the Effective Time and except as expressly permitted by the following provisions of this Section 6.04, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees of or any investment banker, attorneys, accountants or other advisors or representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 6.04(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Offer shall not have closed, (B) the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to its stockholders under applicable Law, (C) the Company Board, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal is reasonably likely to lead to an Acquisition Proposal that, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the Offer and the Merger (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal") and (D) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person an executed confidentiality/ standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party and any material changes to the terms and conditions of such Acquisition Proposal and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries, affiliates, officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any possible Acquisition Proposal and shall notify each third party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Company Board no longer seeks the making of any Acquisition Proposal. The Company will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.04(a).

     (b) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger unless the Company Board determines in good faith, taking into account all legal, financial and regulatory aspects, that the failure to do so would constitute a breach by the Company Board of its fiduciary duties under applicable Law; provided, however, the Company Board may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) an Acquisition Proposal unless such an Acquisition Proposal is a Superior Proposal (and the Company first shall have complied with its obligations set forth in Section 8.03(a), and the time period referred to in the last sentence of Section 8.03(a) has expired) and unless it shall have first consulted with outside counsel and have determined that the refusal to do so would constitute a breach by the Company Board of its fiduciary duties under applicable Law. Nothing contained in this Section 6.04(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders which, in the good faith reasonable judgment of the Company Board, based on the advice of independent legal counsel, is required under applicable Law. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board permitted by, and taken in accordance with, this Section 6.04(b) shall not constitute a breach of this Agreement by the Company. Nothing in this Section 6.04(b) shall (i) permit the Company to terminate this Agreement (except as provided in Article 8 hereof) or
(ii) affect any other obligations of the Company under this Agreement.

     Section 6.05. Public Announcements. Each of Parent, Purchaser and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange, as determined by Parent, Purchaser or the Company, as the case may be.

     Section 6.06. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part
(i) based on or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL and upon receipt of any affirmation and undertaking required by the DGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Surviving Corporation's articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) For a period of 6 years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained or obtained annually at a cost to Parent not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such cost, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

     (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set for in this
Section 6.06.

     (d) In addition to the indemnification provided pursuant to Section 6.06(a), to the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's certificate of incorporation or bylaws, in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (e) The provisions of this Section 6.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 6.07. Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the closing of the Offer, (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time under any contract or agreement to which it or any of its subsidiaries is a party or is subject material to the financial condition, business or results of operations of it and its subsidiaries, taken as a whole, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect with respect to such party; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.08. Employee Matters. Parent shall cause the Surviving Corporation to honor the obligations of the Company or any of its subsidiaries under the provisions of all collective bargaining, employment, consulting, termination, severance, change in control and indemnification agreements between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its subsidiaries as set forth in the appropriate Sections of the Company Disclosure Schedule. For a period of six months following the Effective Time, Parent agrees that it will maintain, or will cause the Surviving Corporation and its subsidiaries to maintain, for the benefit of the employees of the Company and any of its subsidiaries following the Effective Time compensation and benefit plans, programs, arrangements and policies (other than equity based compensation plans, programs, arrangements and policies) as will provide compensation and benefits which in the aggregate are not materially less favorable than those provided to such employees as of the date hereof under the Company Employee Benefit Plans (other than such equity based compensation plans, programs, arrangement and policies) in accordance with their written terms (except as set forth on Sections 3.12 and 5.01 of the Company Disclosure Schedule with respect to acceleration of options on termination of employment by the Company) as made available to Parent and without regard to formal or informal discretionary provisions; provided, however, the equity match in the Company's Retirement Savings Plan (the "RSP") shall be continued during such period substituting a cash contribution in lieu of Company Common Stock unless, at the discretion of Parent, Parent elects to substitute common stock of Parent. In the event that after the Effective Time the employment of any participant in the RSP at the Effective Time is terminated by the Company other than for Cause, such participant shall be 100% vested in any RSP matching contributions made by the Company on behalf of such participant or, at Parent's option, to the extent necessary to avoid adversely effecting the qualified status of the RSP under the Code, will receive a cash payment in an amount equal to any forfeited matching contributions under the RSP. Parent shall pay to the individuals listed on Section 6.08 of the Company Disclosure Schedule the amounts identified as targeted 1999 ICP bonus amounts opposite each such name in accordance with the payment schedule under the ICP.

     Section 6.09. Post-Merger Board of Directors. (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each domestic subsidiary and
(iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that (a) at least two members of the Company Board and (b) at least one member of each committee of the Company Board and the boards and committees of the Company's domestic subsidiaries who, as of the date hereof, neither were designated by Purchaser nor are employees of the Company remain members of the Company Board and of such boards and committees.

     (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 609 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c)  Following the designation of designees of Purchaser pursuant to this
Section 609 and notwithstanding any other provision of this Agreement, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

     Section 6.10. Fees and Expenses. Whether or not the Offer or the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) Expenses incurred in connection with the filing, printing and mailing of the Schedule 14D-9 and the Proxy Statement, which shall be paid by Parent and (b) if applicable, as provided in Section 8.05. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Schedule 14D-9, the Offer Documents and the Proxy Statement and any amendments or supplements thereto, as appropriate, and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

     Section 6.11. Obligations of Purchaser. Parent will take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

     Section 6.12. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Offer or the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Offer or the Merger.

     Section 6.13. The Unisource Foundation. Parent agrees that it shall (a) honor all commitments made by the Company to The Unisource Foundation as of the date of this Agreement and (b) cause The Unisource Foundation to continue its charitable programs existing on the date of this Agreement for a period of three years following the Closing.



                                   ARTICLE 7

                    Conditions to Consummation of the Merger

     Section 7.01. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable Law:

     (a) To the extent required by applicable Law, this Agreement shall have been approved and adopted by the Company Requisite Vote at the Company Stockholder Meeting.

     (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

     (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

     (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE 8

                         Termination; Amendment; Waiver

     Section 8.01. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the Company Requisite Vote, if required, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     Section 8.02. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Parent Board or the Company Board if (i) the Merger shall not have been consummated by December 31, 1999 (the "Termination Date"), whether such date is before or after the date of approval of this Agreement by the Company Requisite Vote, if required; (ii) the Company's stockholders shall have rejected the Merger and the Merger Agreement at the Company Stockholder Meeting, if required, or at any adjournment or postponement thereof; or (iii) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the Company Requisite Vote, if required); provided that the right to terminate this Agreement pursuant to this
Section 802 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     Section 8.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the acceptance of Shares for payment pursuant to the Offer (or, if the Offer has been terminated and this Agreement remains in effect, prior to the approval of this Agreement by the Company Requisite Vote), by action of the Company Board:

     (a) If (i) the Company is not in breach of Section 604, (ii) the Shares have not been accepted for payment pursuant to the Offer (or, if the Offer has been terminated and this Agreement remains in effect, this Agreement has not been approved by the Company Requisite Vote at the Company Stockholder Meeting),
(iii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (v) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 805. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification; or

     (b) If (i) Purchaser shall not have accepted for payment any Shares pursuant to the Offer within 120 days following commencement of the Offer or
(ii) Purchaser shall have failed to commence the Offer within 60 days following the date of this Agreement, unless such failure to accept for payment or commence shall have been caused by or resulted from the failure of the Company to perform in any material respect any of its covenants or agreements contained in this Agreement or the material breach by the Company of any of its representations or warranties contained in this Agreement.

     Section 8.04.  Termination by Parent.   This Agreement may be terminated
and the Merger may be abandoned at any time prior to the acceptance of Shares for payment pursuant to the Offer (or, if the Offer has been terminated and this Agreement remains in effect, prior to approval of this Agreement by the Company Requisite Vote), by action of the Parent Board if:

     (a) the Company enters into a binding agreement for a Superior Proposal or prior to the acceptance of Shares for payment pursuant to the Offer (or, if the Offer is terminated and this Agreement remains in effect, prior to the approval of this Agreement by the Company Requisite Vote) the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement, the Offer or the Merger; or

     (b) If (i) Purchaser shall not have accepted for payment any Shares pursuant to the Offer within 120 days following commencement of the Offer or
(ii) Purchaser shall have failed to commence the Offer within 60 days following the date of this Agreement, unless such failure to accept for payment or commence shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any of their covenants or agreements contained in this Agreement or the material breach by Parent or Purchaser of any of their representations or warranties contained in this Agreement.

     Section 8.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement pursuant to this Article 8, this Agreement (other than as set forth in this Section 8.05 or Sections 5.02(c), 6.10, 9.04, 9.08 and 9.09) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

     (b) (i) In the event that this Agreement is terminated by Parent pursuant to Section 8.04(b) as the result of a failure of performance or breach of the Company, then the Company shall pay Parent an amount, not to exceed $5,000,000, equal to the documented Expenses incurred by Parent in connection with this Agreement.

         (ii) In the event that this Agreement is terminated pursuant to the provisions hereof by either Parent or the Company for any reason, other than a termination pursuant to (x) Section 8.01, (y) Section 8.02 where the termination did not result from a failure of performance or breach by the Company or (z) Section 8.03(b) or 8.04(b) where the termination did not result from a failure to satisfy the conditions specified in paragraphs (a) through (g) of Annex A (unless, in the case of paragraphs (a) and (b) of Annex A, such termination resulted from the actions of any antitrust regulatory authority or, in the case of paragraph (d), such termination resulted from the occurrence of an event specified in clause (iv) thereof), the Company shall pay Parent, prior to such termination if termination is by the Company and within two business days after such termination if termination is by Parent, by wire transfer of immediately available funds, an amount equal to $25,000,000 in order to reimburse Parent for the payment of the Funded Break-up Fee.

       (iii) In the event that this Agreement is terminated by (A) the Company pursuant to Section 8.03(a), (B) Parent pursuant to Section 8.04(a) or
    (C)(1) Parent pursuant to Section 8.04(b) as a result of a willful failure or breach by the Company and (2) at the time of such willful failure or breach there shall have been an Acquisition Proposal involving the Company (which proposal shall not have been withdrawn prior to the time of such termination) and (3) within 6 months of such termination, an Acquisition Proposal by a third party, or within 9 months of such termination, an Acquisition Proposal by the party that made the Acquisition Proposal referred to in clause (C)(2) of this Section 8.05(b)(iii) is entered into, agreed to or consummated by the Company, in addition to any amount to be paid by the Company to Parent pursuant to Section 8.05(b)(ii), the Company shall pay to Parent a termination fee of $25,000,000 by wire transfer of immediately available funds; such termination fee to be paid to Parent (x) prior to termination of this Agreement by the Company in the case of clause (A) of this Section 8.05(b)(iii), (y) within two business days after termination by Parent in the case of clause (B) of this Section 8.05(b)(iii) or (z) on the earlier of the date an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is agreed and consummated in the case of clause (C) of this Section 8.05(b)(iii).

        (iv) In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.02(ii) or by Parent pursuant to Section 8.04(b) as a result of the failure to satisfy the Minimum Condition, (B) at the time of such termination there shall have been an Acquisition Proposal involving the Company (which proposal shall not have been withdrawn prior to the time of such termination) and (C) within 6 months of such termination, an Acquisition Proposal by a third party, or within 9 months of such termination, any Acquisition Proposal by the party that made the Acquisition Proposal referred to above in clause (B) of this Section 8.05(b)(iv) is entered into, agreed to or consummated by the Company, in addition to any amount to be paid by the Company to Parent pursuant to
     Section 8.05(b)(ii), the Company shall pay to Parent a termination fee of $25,000,000 by wire transfer of immediately available funds on the earlier of the date an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is agreed and consummated.

     (c) (i) In the event that this Agreement is terminated by the Company pursuant to Section 8.03(b) as the result of the failure of performance or breach of Parent, then Parent shall pay the Company an amount not to exceed $5,000,000 equal to the documented Expenses incurred by the Company in connection with this Agreement.

         (ii) In the event that (A) this Agreement is terminated pursuant to
     Section 8.03(b) as a result of a willful failure or breach by Parent or Purchaser and (B) at the time of such willful failure or breach there shall have been a Parent Acquisition Proposal (which Parent Acquisition Proposal shall have been conditioned upon the Offer or the Merger failing to close) and (C) within 6 months of such termination, a Parent Acquisition Proposal by a third party, or within 9 months of such termination, a Parent Acquisition Proposal by the party that made the Parent Acquisition Proposal referred to in clause (B) of this Section 8.05(c)(ii) is entered into, agreed to or consummated by Parent, then Parent shall pay the Company a termination fee of $25,000,000, in immediately available funds on the earlier of the date an agreement is entered into with respect to a Parent

       Acquisition Proposal or a Parent Acquisition Proposal is agreed to or consummated.

     (d) The Company and Parent each acknowledge that the agreements contained in Sections 8.05(b) and 8.05(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Purchaser would not have entered into this Agreement; accordingly, if either the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to Section 8.05(b) or 8.05(c), as the case may be, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for any amount required to be paid pursuant to this Section 805, the defaulting party shall pay the other party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amount owed at the prime rate of Morgan Guaranty Trust Company of New York in effect from time to time during such period plus two percent.

     (e) Notwithstanding anything to the contrary set forth in this Section 805, in no event shall the Expenses or termination fees paid pursuant to this
Section 805 (exclusive of any payment owed pursuant to Section 8.05(b)(ii)) exceed $25,000,000 in the aggregate.

     Section 8.06. Amendment. This Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 8.07. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Purchaser shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 9

                                 Miscellaneous

     Section 9.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer. Notwithstanding the foregoing, this Section 9.01 shall not limit any covenant or agreement of Parent or Purchaser which by its terms contemplates performance after the Effective Time.

     Section 9.02. Entire Agreement; Assignment. (a) This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.03. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

     if to Parent or to Purchaser, to:

          Georgia-Pacific Corporation
          133 Peachtree Street, N.E.
          Atlanta, GA 30303
          Attention: Chairman and Chief Executive Officer
          Facsimile: (404) 230-1674

     with a copy to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, NY 10022
          Attention: Creighton Condon, Esq.
          Facsimile: (212) 848-7179

     if to the Company, to:

          Unisource Worldwide
          1100 Cassat Road
          Berwyn, PA 19312
          Attention: President
          Facsimile: (610) 296-4470

     with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Attention: Carole Schiffman, Esq.
          Facsimile: (212) 450-4800

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     Section 9.04.  Governing Law; Waiver of Jury Trial.   (a) This Agreement
shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be fully performed in such state, without giving effect to the choice of law principles thereof, and except to the extent the provisions of this Agreement (including any documents or instruments referred to herein) are expressly governed by the DGCL.

     (b) Each of the parties hereto hereby waives any right to trial by jury in any action or proceeding in connection with this Agreement or any transaction relating hereto.

     Section 9.05. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.07. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 9.08. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New York.

     Section 9.09. Brokers. Except as otherwise provided in Section 6.06, the Company agrees to indemnify and hold harmless Parent and Purchaser, and Parent and Purchaser agree to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Purchaser, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finder's or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or Parent or Purchaser, as the case may be.

     Section 9.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.11. Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 25, 1999. The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

     (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 9.12. Definitions. (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York.

     (d) "Cause" means the willful and continued failure of an employee of the Company to substantially perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by the employee for Good Reason) after a written demand for substantial performance is delivered to the employee by the Company Board, which demand specifically identifies the manner in which the Company Board believes that the employee has not substantially performed his or her duties, (B) the employee's willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or (C) the employee's conviction of a felony under the laws of the United States or any state thereof. For purposes of this definition, no act or failure to act on the employee's part shall be deemed "willful" unless done or omitted to be done by the employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the employee a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than three-quarters of the entire membership of the Company Board at a meeting of the Company Board called and held for such purpose (after reasonable notice to the employee and an opportunity for the employee, together with his or her counsel, to be heard before the Company Board), finding that in the good faith opinion of the Company Board the employee was guilty of conduct set forth in subclauses (A), (B) or (C) above, specifying the particulars thereof in detail.

     (e) "Good Reason" means any of the following: (A) an employee is removed from his position for any reason other than by reason of death, disability, retirement or for Cause, (B) a material reduction of an employee's duties, a material diminution in an employee's position or a material adverse change in the employee's reporting relationship from those in effect prior to the date of the closing of the Offer, or (C) a reduction in the employee's salary or bonus, a reduction in the employee's benefits or a relocation of the employee's current place of employment outside of a 35 mile radius from such place of employment.

     (f) "know" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers.

     (g) "Material Adverse Effect" means with respect to any party, a material adverse effect on (i) the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, other than any effect arising out of or attributable to the economy, the securities markets in general or the industries generally in which a party and its subsidiaries operate or
(ii) the ability of such party to consummate the transactions contemplated by this Agreement.

     (h) "Parent Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following involving Parent or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Parent and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20 percent or more of the outstanding shares of Parent common stock or the filing of a registration statement under the Securities Act in connection therewith; or
(z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (i) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (j) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such entity or any other subsidiary of such entity is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its subsidiaries.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.



                         GEORGIA-PACIFIC CORPORATION


                         By: /s/ A. D. CORRELL
                             -----------------------------------
                             Name:  A. D. Correll
                             Title: Chairman, Chief Executive
                                    Officer and President


                         ATLANTA ACQUISITION CORP.


                         By: /s/ A. D. CORRELL
                             -----------------------------------
                             Name:  A. D. Correll
                             Title: Chairman, Chief Executive
                                    Officer and President


                         UNISOURCE WORLDWIDE, INC.


                         By: /s/ RAY B. MUNDT
                             -----------------------------------
                             Name:  Ray B. Mundt
                             Title: Chairman and Chief
                                    Executive Officer

                                                                         ANNEX A
                                                                         -------


                            Conditions to the Offer
                            -----------------------

     Notwithstanding any other provision of the Offer but subject to compliance with Section 1.01(a) of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement and may extend the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist and remain in effect:

     (a) there shall have been instituted or be pending by any Governmental Entity any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated thereby; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the transactions contemplated thereby; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect on the Company or Parent;

     (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or
(ii) any
transaction contemplated by this Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred any change, condition, event or development that has a Material Adverse Effect on the Company;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (other than any war or armed hostilities or other calamity in the Balkan States) that is material to the United States or
(v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

     (e) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates;

     (f) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects or any such representation or warranty that is not so qualified shall not be true and correct in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

     (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which, in the reasonable, good faith judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.